JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS SECOND-QUARTER 2017 NET INCOME OF
$7.0 BILLION, OR $1.82 PER SHARE

SECOND-QUARTER 2017 RESULTS1

ROE 12% ROTCE[2] 14%	Common equity Tier 1[2] 12.5%	Net payout LTM[3,4] 68%

Firmwide Metrics	■	Reported revenue of $25.5 billion; managed revenue of $26.4 billion[2]
	■	Average core loans[2] up 8% YoY and 2% QoQ

CCB ROE 17%	■	Average core loans[2] up 9%; average deposits of $640 billion, up 10%
	■	28.4 million active mobile customers, up 14%
	■	Credit card sales volume[5] up 15% and merchant processing volume up 12%

CIB ROE 15%	■	Maintained #1 ranking for Global Investment Banking fees with 8.3% wallet share YTD
	■	Banking revenue up 17%; Markets revenue down 14%

CB ROE 17%	■	Record revenue and net income of $2.1 billion (up 15%) and $902 million (up 30%), respectively
	■	Average loan balances of $198 billion, up 12%

AWM ROE 27%	■	Record net income of $624 million, up 20%; revenue of $3.2 billion, up 9%
	■	Average loan balances of $122 billion, up 9%
	■	Record assets under management (“AUM”) of $1.9 trillion, up 11%; 77% of mutual fund AUM ranked in the 1st or 2nd quartile over 5 years

Jamie Dimon, Chairman and CEO, commented on the financial results:“We continued to post very solid results against a stable-to-improving global economic backdrop. The U.S. consumer remains healthy, evidenced in our strong underlying performance in Consumer & Community Banking. Loans and deposits continue to grow strongly, and card sales and merchant processing volumes were up double digits, reflecting our consistent investment in the business. In the Corporate & Investment Bank, we maintained our leadership in Banking, while Markets revenue was down amid lower volatility and client activity.”

Dimon added:“Commercial Banking delivered record results this quarter with broad strength across products and markets. And in Asset & Wealth Management, the performance also was excellent with record net income and AUM.”

Dimon concluded:“We are also pleased to announce increases to our capital return plans while continuing to invest in our businesses for long-term profitability – reflecting the financial strength of our company and the significant capital and liquidity improvements we have made over the past several years.”

SIGNIFICANT ITEMS

■	2Q17 results included a $406 million after-tax benefit from a legal settlement[6]
FORTRESS PRINCIPLES

■	Book value per share of $66.05, up 5%; tangible book value per share[2] of $53.29, up 6%

■	Basel III common equity Tier 1 capital[2] of $187 billion and ratio[2] of 12.5%

■	Firm SLR[2] of 6.6% and Bank SLR[2] of 6.7%
OPERATING LEVERAGE

■	2Q17 reported expense of $14.5 billion; reported overhead ratio of 57%; 2Q17 adjusted expense[2] of $14.4 billion; adjusted overhead ratio[2] of 56%
CAPITAL RETURN

■	$4.5 billion[4] returned to shareholders in 2Q17

■	$2.7 billion of net repurchases and common dividend of $0.50 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$1.2 trillion of credit and capital[7] raised YTD

■	$131 billion of credit for consumers

■	$11 billion of credit for U.S. small businesses

■	$413 billion of credit for corporations

■	$605 billion of capital raised for corporate clients and non-U.S. government entities

■	$38 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-7325
[1]Percentage comparisons noted in the bullet points are calculated for the second quarter of 2017 versus the prior-year second quarter, unless otherwise specified.
[2]For notes on non-GAAP financial measures, including managed basis reporting, and key performance measures, see page 6.
For additional notes see page 7.
Media Contact: Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure. The discussion below of its business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, see page 6.
Comparisons noted in the sections below are calculated for the second quarter of 2017 versus the prior-year second quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis totaled $25.5 billion, $24.7 billion, and $24.4 billion for the second quarter of 2017, first quarter of 2017, and second quarter of 2016, respectively.

Results for JPM				1Q17		2Q16
($ millions, except per share data)	2Q17	1Q17	2Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$26,405	$25,586	$25,214	$819	3%	$1,191	5%
Noninterest expense	14,506	15,019	13,638	(513)	(3)	868	6
Provision for credit losses	1,215	1,315	1,402	(100)	(8)	(187)	(13)
Net income	$7,029	$6,448	$6,200	$581	9%	$829	13%
Earnings per share	$1.82	$1.65	$1.55	$0.17	10%	$0.27	17%
Return on common equity	12%	11%	10%
Return on tangible common equity	14	13	13
Discussion of Results:
Net income was $7.0 billion, an increase of 13%.
Net revenue was $26.4 billion, up 5%. Net interest income was $12.5 billion, up 8%, primarily driven by the net impact of rising rates and loan growth, partially offset by declines in Markets net interest income. Noninterest revenue was $13.9 billion, up 2%, driven by a benefit related to a legal settlement6 in Corporate, higher Banking revenue in the Corporate & Investment Bank (“CIB”), higher auto lease revenue, and higher revenue in Asset & Wealth Management. These increases were predominantly offset by higher Card new account origination costs, lower Mortgage Banking revenue and lower Markets revenue in the CIB.
Noninterest expense was $14.5 billion, up 6%, reflecting the absence of a legal benefit recorded in the prior-year quarter, as well as higher auto lease depreciation and FDIC-related expenses.
The provision for credit losses was $1.2 billion, down from $1.4 billion in the prior-year quarter. This quarter included net reserve releases in the Wholesale portfolio of $241 million driven by Energy8, offset by a net reserve build in the Consumer portfolio of $252 million driven by Card. The prior-year quarter included net reserve builds in both Wholesale and Consumer totaling approximately $200 million.

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				1Q17		2Q16
($ millions)	2Q17	1Q17	2Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$11,412	$10,970	$11,451	$442	4%	$(39)	—%
Consumer & Business Banking	5,233	4,906	4,616	327	7	617	13
Mortgage Banking	1,426	1,529	1,921	(103)	(7)	(495)	(26)
Card, Commerce Solutions & Auto	4,753	4,535	4,914	218	5	(161)	(3)
Noninterest expense	6,500	6,395	6,004	105	2	496	8
Provision for credit losses	1,394	1,430	1,201	(36)	(3)	193	16
Net income	$2,223	$1,988	$2,656	$235	12%	$(433)	(16)%

JPMorgan Chase & Co.
News Release

Discussion of Results:
Net income was $2.2 billion, a decrease of 16%.
Net revenue was $11.4 billion, flat compared with the prior-year quarter. The prior-year quarter included nearly $200 million of non-core items, principally related to a gain on the sale of Visa Europe interests and mark-to-market losses on the Firm’s investment in Square, Inc.
Consumer & Business Banking net revenue was $5.2 billion, up 13%, reflecting strong deposit growth and margin expansion. Mortgage Banking net revenue was $1.4 billion, down 26%, driven by higher rates resulting in higher funding costs, lower MSR risk management revenue, and lower production margins. Mortgage Banking net revenue also included a reduction of approximately $75 million to net interest income, which reflected an adjustment for capitalized interest on modified loans. Card, Commerce Solutions & Auto net revenue was $4.8 billion, down 3%. Excluding approximately $200 million of non-core items from the prior-year quarter, net revenue would have been up 2%, driven by higher net interest income on higher loan balances and by higher auto lease volumes, predominantly offset by Card new account origination costs.
Noninterest expense was $6.5 billion, up 8%, primarily driven by higher auto lease depreciation, business growth and investments in marketing.
The provision for credit losses was $1.4 billion, an increase of $193 million, driven by higher net charge-offs and a higher reserve build. The current quarter reserve build of $425 million included $350 million in Card, $50 million in Business Banking, and $25 million in Auto, driven by both loan growth and higher loss rates, predominantly in Card. The reserve build was partially offset by a reserve release of $175 million in Mortgage Banking reflecting continued improvement in home prices and delinquencies.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				1Q17		2Q16
($ millions)	2Q17	1Q17	2Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$8,889	$9,536	$9,165	$(647)	(7)%	$(276)	(3)%
Banking	3,123	3,021	2,661	102	3	462	17
Markets & Investor Services	5,766	6,515	6,504	(749)	(11)	(738)	(11)
Noninterest expense	4,841	5,121	5,078	(280)	(5)	(237)	(5)
Provision for credit losses	(53)	(96)	235	43	45	(288)	NM
Net income	$2,710	$3,241	$2,493	$(531)	(16)%	$217	9%
Discussion of Results:
Net income was $2.7 billion, an increase of 9%.
Net revenue was $8.9 billion, down 3% compared with the prior-year quarter. Banking revenue was $3.1 billion, up 17%. Investment Banking revenue was $1.7 billion, up 14%, with strength across products. The business continued to rank #1 in Global Investment Banking fees. Treasury Services revenue was $1.1 billion, up 18%, driven by the impact of higher interest rates and growth in operating deposits. Lending revenue was $373 million, up 35%, reflecting lower mark-to-market losses on hedges.
Markets & Investor Services revenue was $5.8 billion, down 11%, driven by lower Markets revenue, down 14%. Fixed Income Markets revenue was down 19% compared to a strong prior-year quarter, predominantly driven by lower revenue in Rates, Credit, and Commodities. The decline was due to reduced flows driven by sustained low volatility and tighter credit spreads. Equity Markets revenue was down 1%, compared to a strong prior-year quarter, with continued relative strength in corporate derivatives and Prime Services. Securities Services revenue was $982 million, up 8%, due to the impact of higher interest rates and higher asset-based fees driven by global markets.
Noninterest expense was $4.8 billion, down 5%, driven by lower compensation expense.
The provision for credit losses was a benefit of $53 million, compared to an expense of $235 million in the prior-year quarter which included reserve builds in Energy8.

JPMorgan Chase & Co.
News Release

COMMERCIAL BANKING (CB)

Results for CB				1Q17		2Q16
($ millions)	2Q17	1Q17	2Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,088	$2,018	$1,817	$70	3%	$271	15%
Noninterest expense	790	825	731	(35)	(4)	59	8
Provision for credit losses	(130)	(37)	(25)	(93)	(251)	(105)	(420)
Net income	$902	$799	$696	$103	13%	$206	30%
Discussion of Results:
Net income was $902 million, an increase of 30%.
Net revenue was $2.1 billion, up 15%, driven by higher net interest income due to higher deposit spreads and loan growth.
Noninterest expense was $790 million, up 8%, driven by hiring of bankers and business-related support staff, and investments in technology.
The provision for credit losses was a benefit of $130 million driven by net releases, including in Energy8, compared to a benefit of $25 million in the prior-year quarter.

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				1Q17		2Q16
($ millions)	2Q17	1Q17	2Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,212	$3,087	$2,939	$125	4%	$273	9%
Noninterest expense	2,192	2,580	2,098	(388)	(15)	94	4
Provision for credit losses	4	18	(8)	(14)	(78)	12	NM
Net income	$624	$385	$521	$239	62%	$103	20%
Discussion of Results:
Net income was $624 million, an increase of 20%.
Net revenue was $3.2 billion, an increase of 9%, reflecting higher market levels and strong banking results driven by higher deposit spreads.
Noninterest expense was $2.2 billion, an increase of 4%, driven by a combination of higher external fees and compensation expense on higher revenue.
Assets under management were $1.9 trillion, up 11%, reflecting higher market levels and net inflows into liquidity and long-term products.

JPMorgan Chase & Co.
News Release

CORPORATE

Results for Corporate				1Q17		2Q16
($ millions)	2Q17	1Q17	2Q16	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$804	$(25)	$(158)	$829	NM	$962	NM
Noninterest expense	183	98	(273)	85	87	456	NM
Provision for credit losses	—	—	(1)	—	—	1	100%
Net income/(loss)	$570	$35	$(166)	$535	NM	$736	NM
Discussion of Results:
Net income was $570 million, compared with a net loss of $166 million in the prior-year quarter.
Net revenue was a gain of $804 million, compared with a loss of $158 million in the prior-year quarter. Current quarter net revenue was driven by a $645 million benefit from a legal settlement6 and by the net impact of rising rates.
Noninterest expense was $183 million, up $456 million. The prior-year quarter included a net legal benefit.

JPMorgan Chase & Co.
News Release

2.	Notes on non-GAAP financial measures and key performance measures:
Notes on non-GAAP financial measures

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are considered non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”) are non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation of common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. TCE, ROTCE and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.
Adjusted expense and adjusted overhead ratio are non-GAAP financial measures. Adjusted expense excluded Firmwide legal expense of $61 million in the second quarter of 2017. The adjusted overhead ratio measures the Firm’s adjusted expense as a percentage of adjusted managed net revenue. Adjusted managed net revenue excluded a legal benefit of $645 million in the second quarter of 2017. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

Notes on key performance measures

d.
Core loans represent loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

e.
Estimated as of June 30, 2017. The Basel III supplementary leverage ratio (“SLR”), to which the Firm will be subject on January 1, 2018, and Basel III Fully Phased-In capital, risk-weighted assets and capital ratios, to which the Firm will be subject on January 1, 2019, are all considered key regulatory capital measures. The capital adequacy of the Firm is evaluated against the Basel III approach (Standardized or Advanced) that results, for each quarter, in the lower ratio (the “Collins Floor”). These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, including the Collins Floor, see Capital Risk Management on pages 76-85 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2016 and pages 32-39 of the Firm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

JPMorgan Chase & Co.
News Release

Additional notes:

3.	Last twelve months (“LTM”).

4.	Net of employee issuance.

5.	Excludes Commercial Card.

6.
The legal benefit relates to a settlement with the FDIC receivership for Washington Mutual and with Deutsche Bank as trustee to certain Washington Mutual trusts, and is recognized in noninterest revenue in Corporate.

7.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Commerce Solutions & Auto; and Commercial Banking. The amount of credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

8.	Energy includes Oil & Gas, Natural Gas Pipelines, and Metals & Mining.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, July 14, 2017, at 8:30 a.m. (Eastern) to present second quarter financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on July 14, 2017, through midnight, July 28, 2017, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 30964465. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (http://investor.shareholder.com/jpmorganchase/sec.cfm), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.